FORM 5

[  ] Check here if no                      ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0362
     continue. See 1(b).                    Expires:          December 31, 2001
[ ]  Form 3 Holdings Reported               Estimated average burden
[ ]  Form 4 Transactions Reported           hours per response .............1.0
                                           ------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
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     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and address of Reporting Person*

     Constellation Group Investments Inc.
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     (Last)                          (First)                     (Middle)

     c/o Euro-American Trust and Management Services Limited
     P.O. Box 3161
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     (Street)

     Road Town, Tortola, British  Virgin Islands
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

    Constellation 3D, Inc. (CDDD)
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 3. IRS Identification Number
    of Reporting Person, if an entity (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    December 31, 2000                  |
                                       |
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 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [    ]  Director                     [ X  ]  10% Owner

        [    ]  Officer                      [    ]  Other (specify below)
                (give title below)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X]  Form filed by One Reporting Person
   [ ]  Form filed by More than One Reporting Person
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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
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1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                 |                           |                         |
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                                 |                           |                         |                |  (A)or  |
                                 |                           |                         |      Amount    |  (D)    |    Price
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    Common Stock                 |         05/05/00          |          J4(1)          |       23,150   |    D    |    $21.37
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                                 |                           |                         |                |         |
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                                 |                           |                         |                |         |
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                                 |                           |                         |                |         |
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                                 |                           |                         |                |         |
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

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Issuer's Fiscal |    Indirect (I)         |
                                 |    Year (Instr. 3 and 4)  |    (Instr. 4)           |
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                                 |         29,089,283        |          I              |    By Constellation 3D Technology
                                 |                           |                         |    Limited (2)
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of (D)
                                 |                           |                         |                |    (Instr. 3, 4 and 5)
                                 |                           |                         |                ---------------------------
                                 |                           |                         |                |     (A)     |    (D)
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Common Stock Warrant             |     $11.50                |    08/23/00             |    J(3)        |    20,000   |
(right to buy)                   |                           |                         |                |             |
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Common Stock Warrant             |     $11.50                |    08/28/00             |    J(3)        |    10,000   |
(right to buy)                   |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
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Common Stock Warrant             | Immediately   | 08/23/03     |   Common       |    20,000           |
(right to buy)                   |               |              |   Stock        |                     |
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Common Stock Warant              | Immediately   | 08/28/03     |   Common       |    10,000           |
(right to buy)                   |               |              |   Stock        |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership of Derivative          | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Year      |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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Common Stock Warrant             |    20,000                    |     I                                |  By Constellation 3D
(right to buy)                   |                              |                                      |  Technology Limited (2)
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Common Stock Warrant             |    10,000                    |     I                                |  By Constellation 3D
(right to buy)                   |                              |                                      |  Technology Limited (2)
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                                 |                              |                                      |
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                                 |                              |                                      |
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
Explanation of Responses:

(1) On May 5, 2000, Constellation 3D Technology Limited distributed 23,150 shares of common stock of Constellation 3D, Inc. to certain of its shareholders in exchange for shares of common stock of Constellation 3D Technology Limited.
(2) Constellation Group Investments Inc. is the beneficial owner of 54.9% of the voting shares of United European Enterprises Ltd. that is the beneficial owner of 55.5% of the voting shares of Constellation 3D Technology Limited.
(3) Constellation 3D, Inc. received a $6,000,000 line of credit from Constellation 3D Technology Limited pursuant to the Loan Agreement dated August 23, 2000. On August 28, 2000, Constellation 3D, Inc. borrowed $1,000,000 under this line of credit. According to the Loan Agreement, Constellation 3D Technology Limited was granted a warrant to purchase 20,000 shares of the common stock of Constellation 3D, Inc. upon the execution of the Loan Agreement and a warrant to purchase 10,000 shares of the common stock of Constellation 3D, Inc. upon each withdrawal from the line of credit.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Leonardo Berezowsky                                 February 12, 2001
------------------------------------                   -------------------
**Signature of Reporting Person                               Date

Name:  Leonardo Berezowsky
Title: Chief Operating Officer of
       Constellation Group Investments Inc.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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